                                                                    EXHIBIT 99.1

                                  [INDUS LOGO]

CONTACTS:
Indus International                                 Kalt Rosen & Co.
Gary Frazier                                        Pierre Hirsch /Howard Kalt
800/650-8444                                        415/397-2686




           INDUS INTERNATIONAL REPORTS FISCAL 4Q AND FULL YEAR RESULTS

             RETURNS TO PROFITABILITY AND MEETS TARGETS SET FOR YEAR


ATLANTA, MAY 6, 2004 - Indus International, Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM) solutions, today announced results of operations for its fiscal fourth quarter and 12 months ended March 31, 2004, and provided guidance for future financial performance. Fourth quarter fiscal 2004 results include results from operations of Wishbone Systems, Inc., (Wishbone), which was acquired in January 2004.

Fourth quarter fiscal 2004 revenue increased 46 percent to $39.8 million, versus $27.2 million in the quarter ended March 31, 2003, incorporating the revenues from Indus Utility Systems (IUS), which was acquired from Systems & Computer Technology Corporation on March 5, 2003. Revenue growth was generated across all revenue categories, especially license revenue. Software license fees were higher for all product suites. Net income for the quarter was $651,000, or $0.01 per share, compared to a net loss of $9.9 million, or $0.27 per share, in the year-ago quarter. Per-share amounts reflect a 17.7 million share, year-over-year increase in average shares outstanding relating to shares issued in the financings associated with the IUS and Wishbone acquisitions.

Indus' fourth quarter results mark the Company's return to quarterly profitability and represent the Company's fourth consecutive quarter of improved bottom line performance. Revenue exceeded the outlook provided by the Company on January 28, 2004, and profits and cash performance were within guidance.



                                     -more-

                      Indus Announces Fourth Quarter Fiscal 2004 Results, page 2


License revenue in the fourth quarter of fiscal 2004 totaled $6.8 million, compared to $2.6 million in the quarter ended March 31, 2003. The increase is attributable to the strong flow of new license orders and the recognition of deferred revenue following the completion and delivery of the PassPort 10.0 release under a major license contract signed prior to the fourth quarter of fiscal 2004. Fourth quarter new license orders totaled $7.1 million, the highest quarterly level since 2001 and a 10 percent increase over the $6.4 million of new license orders signed in the corresponding quarter a year ago. As a reminder, new license orders for the quarter ended March 31, 2003 included a significant order from Tokyo Electric Power Company (TEPCO), for which all of the revenue was deferred until delivery and acceptance of a localized version of PassPort, which occurred in April 2004, as announced in the Company's April 19, 2004 news release. None of this TEPCO revenue was recognized in the quarter ended March 31, 2004. Of the more than 30+ license orders received this quarter, five were for field service suite products of the newly acquired Wishbone business. Services revenue for the quarter rose 34 percent to $33.0 million versus $24.6 million in the quarter ended March 31, 2003.

Cash (including cash equivalents and restricted cash) was $36.6 million at March 31, 2004, compared to $31.6 million at December 31, 2003, and within guidance provided on January 28, 2004. The increase is attributable to the $14.5 million raised through the sale of common stock in February 2004, offset by the $8.2 million used for the Wishbone acquisition, as well as cash used in operating activities.

Deferred revenue was $38.3 million at March 31, 2004, compared with $42.8 million at December 31, 2003. The decrease is attributable to normal amortization of prepaid annual support fees along with recognition in the current quarter of license fee revenue previously deferred in accordance with accounting requirements.

YEAR-END RESULTS
The Company changed its fiscal year end to March 31st last year and, as a result, previously reported the January to March 2003 period as a "transition" period. To provide a more comparable explanation of results, the Company will compare the current fiscal year-end results with those for the immediately preceding 12 month period. For the 12 months ended March 31, 2004, revenue increased 31% to $146.4 million, compared to $112.0 million in the 12-month period ended March 31, 2003, incorporating revenues from the acquired IUS business.


                                     -more-

                      Indus Announces Fourth Quarter Fiscal 2004 Results, page 3


Net loss for the 2004 fiscal year totaled $12.0 million, or $0.24 per share, compared to a net loss of $34.1 million, or $0.95 per share, in the year ended March 31, 2003. Per-share amounts reflect a year-over-year, 13.6 million share increase in average shares outstanding related to shares issued in the two previously mentioned acquisition financings. The gross margin percentage of 54% for the 12 months ended March 31, 2004 was higher than the 48% for the 12-month period ended March 31, 2003, driven by a higher license gross margin and a higher proportion of license revenue to total revenue for the fiscal 2004 period. Operating expenses for the 12 months ended March 31, 2004 totaled $89.6 million, or 3% lower than the 12-month period ended March 31, 2003. Operating expenses, excluding restructure charges, for fiscal 2004 were higher than the comparable period ending March 31, 2003, primarily due to cost associated with the integration of our operations with the acquired IUS business.

CEO COMMENTARY
"We have worked diligently this past year to expand our solution capabilities and customer responsiveness. These efforts have borne fruit as the Company has returned to profitability through continued growth in revenue and license bookings," said Indus President and CEO Greg Dukat. "We expect to build upon this level of performance and continue to focus on our long-term goals - increasing our leadership in Service Delivery Management, broadening our client base in new growth markets, and improving our financial performance."

Dukat added, "By combining the asset, customer, and field service suites into an integrated Service Delivery Management solution, Indus has made steady progress throughout the year in growing its license orders and recurring revenue while reducing operating expenses. As a result, we are very pleased to have returned to profitability in the March 2004 quarter, a goal that we established for ourselves a year ago. We are continuing to invest in industry-leading solutions and the Company is poised for continued financial stability and growth as we move into fiscal year 2005."

OUTLOOK
In its continuing efforts to reduce recurring operating expenses, in the first fiscal quarter ending June 30, 2004, the Company will restructure certain business activities, and record restructuring charges of up to $11 million. Of this amount, approximately $10 million relates to the consolidation of office space in Atlanta and San Francisco, wherein functions will be transferred to the company-owned office buildings in Columbia, South Carolina.


                                     -more-

                      Indus Announces Fourth Quarter Fiscal 2004 Results, page 4


The remaining restructuring charge is related to the anticipated severance costs associated with the elimination of approximately 50 positions, resulting from the outsourcing of some development functions to India and consolidating some business functions. The resultant income statement savings, estimated to be between $6 million to $8 million annually, should phase in during the second and third fiscal quarters and are expected to lower Indus' break-even point and strengthen the Company's ability to remain profitable in the future.

For the first fiscal quarter ending June 30, 2004, the Company currently projects revenues of between $38 million to $40 million. Excluding the approximate $11 million restructuring charges, the bottom line performance for the quarter will range between a loss of $500,000 and profit of $500,000. With the recording of the $11 million restructuring charge previously mentioned, net losses on a GAAP basis will range between $10.5 million and $11.5 million. This projection assumes recognition of previously deferred revenue from the TEPCO contract and the corresponding amortization of capitalized development costs to modify the PassPort product for the Japan marketplace.

According to Dukat, "Following the strong results produced in the last quarter of our fiscal year just ended, we expect to see some normal seasonality in revenue in the first quarter of our new fiscal year. Growth in total revenue in the first half of fiscal 2005 is projected to be modest as a result of our shift to greater use of resellers and systems integrators. During the second half of fiscal 2005, as our SDM strategy gains momentum and cost savings begin to be realized, we expect quarter-to-quarter revenue growth, with increasing profitability and cash flow, positioning Indus for sustained, long-term profitability."

The Company expects its cash balance at June 30, 2004, to be approximately $30 million, with cash usage due to the aforementioned restructuring charges to be taken in the June quarter.

INVESTOR CONFERENCE CALL
As announced on April 19 and April 28, Indus will conduct an investor conference call to discuss the Company's results at 5:00 p.m. (Eastern) today. Investors may access the conference call over the Internet via the Company's Website (investor.indus.com), or via telephone by dialing 973-409-9260. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.


                                     -more-

                      Indus Announces Fourth Quarter Fiscal 2004 Results, page 5


For those who cannot listen to the live broadcast, a replay will be available through 6:30 p.m. (Eastern) Friday, May 14th, by dialing (877) 519-4471 (international callers dial (973) 341-3080) and entering reservation number 4697012; or by going to the Company's Website (Investor.Indus.com).

Like most companies, Indus will be taking live questions from securities analysts and institutional portfolio managers, but the complete call is open to all interested parties on a listen-only basis. Furthermore, Indus will answer questions submitted by individual investors at any time prior to and during the call. Individual investors should send their questions via email to investorqa@indus.com.

ABOUT INDUS INTERNATIONAL
"Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients' profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions are used by more than 300,000 end users, at over 1,300 client sites of it's 500+ customers, in more than 40 countries and diverse industries -- including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains statements, estimates or projections that are not historical in nature and that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements include, but are not limited to, estimated revenues and operating results for the quarter ended on June 30, 2004, the Company's estimated cash position as of June 30, 2004, the Company's ability to achieve revenue growth and realize income statement savings from its restructuring initiatives during fiscal 2005, the Company's ability to increase profitability and cash flow in the second half of 2005, and the Company's ability to maintain leadership in Service Delivery Management. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our expectations or projections. These risks include, but are not limited to, the successful integration of the acquisition of Wishbone Systems, including the challenges inherent in diverting the Company's management attention and resources from other strategic matters and from operational matters, the successful rationalization of the Wishbone business and products, ability to realize anticipated or any synergies or cost-savings from the acquisition, current market conditions for Indus' products and services, including those recently acquired in the Wishbone acquisition, Indus' ability to achieve growth in its core product offerings and the combined company offerings, Indus' ability to achieve projected revenues, gross margin, operating results and earnings, market acceptance and the success of Indus' and products, the success of the Company's product development strategy, Indus' competitive position, the ability to enter into new partnership arrangements and to retain existing partnership arrangements, uncertainty relating to and the management of personnel changes, timely development and introduction of new products, releases and product enhancements, Indus's ability to successfully implement the proposed restructuring within the anticipated time frame, Indus's ability to realize the expected benefits from the restructuring, current economic conditions, heightened security and war or terrorist acts in countries of the world that affect the Company's business, and other risks identified from time-to-time in the Company's SEC filings. Investors are advised to consult the Company's filings with the SEC, including its 2002 Annual Report on Form 10-K, as amended, and subsequent quarterly reports on Form 10-Q, for a further discussion of these and other risks.

Indus is a trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.


                                     -more-

                     Indus Announces Fourth Quarter Fiscal 2004 Results, page 6


                            INDUS INTERNATIONAL, INC.
                         CONSOLIDATED INCOME STATEMENTS
                      (In Thousands, except per share data)
                                   (Unaudited)

                                                    Three Months Ended                      Twelve Months Ended
                                                          March 31,                              March 31,
                                                 ----------------------------          ----------------------------
                                                   2004                2003              2004               2003
                                                 ---------          ---------          ---------          ---------
REVENUES:
     Software license fees                       $   6,846          $   2,637          $  23,917          $  13,935
     Services:
        Support, Outsourcing and Hosting            15,195             10,614             59,536             38,752
        Consulting, Training and Other              17,758             13,983             62,933             59,269
                                                 ---------          ---------          ---------          ---------
Total Revenues                                      39,799             27,234            146,386            111,956
                                                 ---------          ---------          ---------          ---------

Cost of Revenues:
     Software license fees                             558                226                999              3,109
     Services:
        Support, Outsourcing and Hosting             4,752              4,177             20,275             12,739
        Consulting, Training and Other              12,740             11,006             46,365             42,745
                                                 ---------          ---------          ---------          ---------
Total Cost of Revenues                              18,050             15,409             67,639             58,593
                                                 ---------          ---------          ---------          ---------
Gross Margin                                        21,749             11,825             78,747             53,363
                                                 ---------          ---------          ---------          ---------

OPERATING EXPENSES:
  Research and Development                           7,719              8,717             34,977             41,754
  Sales and Marketing                                7,688              6,549             33,350             28,926
  General and Administrative                         5,708              3,959             21,237             14,338
  Restructuring Expenses                                10              2,166                 44              6,969
                                                 ---------          ---------          ---------          ---------
        Total operating expenses                    21,125             21,391             89,608             91,987
                                                 ---------          ---------          ---------          ---------

Operating Income (Loss)                                624             (9,566)           (10,861)           (38,624)

Other Income (Expense)                                  24                (50)              (554)               807
                                                 ---------          ---------          ---------          ---------

Pre-tax Income (Loss)                                  648             (9,616)           (11,415)           (37,817)

Provision (benefit) for income taxes                    (3)               277                623             (3,669)

                                                 ---------          ---------          ---------          ---------
Net Income (Loss)                                $     651          $  (9,893)         $ (12,038)         $ (34,148)
                                                 =========          =========          =========          =========



NET INCOME (LOSS) PER SHARE:

        Basic                                    $    0.01          $   (0.27)         $   (0.24)         $   (0.95)
                                                 =========          =========          =========          =========
        Diluted                                  $    0.01          $   (0.27)         $   (0.24)         $   (0.95)
                                                 =========          =========          =========          =========

Shares used in computing per share data:

        Basic                                       54,883             37,210             49,455             35,838
        Diluted                                     57,305             37,210             49,455             35,838

    Indus International, Inc. 3301 Windy Ridge Parkway Atlanta Georgia 30339
                      Tel: 770.952.8444 Fax: 770.955.2977


                                     -more-

                     Indus Announces Fourth Quarter Fiscal 2004 Results, page 7


                            INDUS INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)


                                                                      March 31, 2004       March 31, 2003
                                                                     ---------------       ---------------
ASSETS

CURRENT ASSETS:

Cash and cash equivalents                                                 $  31,081          $  32,667
Marketable securities                                                            --                757
Restricted cash, current                                                         70              2,834
Billed accounts receivable, net                                              21,201             26,301
Unbilled accounts receivable                                                  9,074             12,841
Income tax receivable                                                           964              5,226
Other current assets                                                          3,069              8,634
                                                                          ---------          ---------
   Total current assets                                                      65,459             89,260

Property and equipment, net                                                  32,919             38,088
Capitalized software                                                          7,689                371
Restricted cash, noncurrent                                                   5,492              2,601
Acquired intangible assets                                                   19,518             13,258
Other assets                                                                    596                932

                                                                          ---------          ---------
                       Total assets                                       $ 131,673          $ 144,510
                                                                          =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Notes payable                                                             $     767          $  24,516
Accounts payable                                                              6,806              5,102
Other accrued liabilities                                                    17,624             20,568
Current portion of obligations under capital leases                              47                274
Deferred revenue                                                             38,257             50,604
                                                                          ---------          ---------
   Total current liabilities                                                 63,501            101,064

Income taxes payable                                                          4,389              4,555
Mortgage, capital leases and other liabilities                               16,907             10,457

STOCKHOLDERS' EQUITY:

Common stock                                                                     57                 42
Additional paid-in capital                                                  164,431            135,279
Treasury stock, at cost                                                      (4,681)            (4,681)
Deferred compensation                                                           (50)               (79)
Accumulated Deficit                                                        (113,981)          (101,943)
Accumulated other comprehensive income (loss)                                 1,100               (184)
                                                                          ---------          ---------
   Total stockholders' equity                                                46,876             28,434
                                                                          ---------          ---------

                       Total liabilities and stockholders' equity         $ 131,673          $ 144,510
                                                                          =========          =========

    Indus International, Inc. 3301 Windy Ridge Parkway Atlanta Georgia 30339
                      Tel: 770.952.8444 Fax: 770.955.2977


                                     -more-

                     Indus Announces Fourth Quarter Fiscal 2004 Results, page 8


                            INDUS INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED CHANGE IN DEFERRED REVENUE
                                 (In Thousands)
                                   (Unaudited)


                                              Three Months Ended                  Twelve Months Ended
                                                    March 31,                           March 31,
                                           --------------------------          --------------------------
                                             2004             2003               2004              2003
                                           --------          --------          --------          --------
Deferred Software License Fees:
  Balance at beginning of period           $ 10,588          $ 12,415          $ 16,981          $ 18,782

  Executed license contracts                  7,051             6,397            20,155            12,866

  Software license fees recognized           (6,846)           (2,637)          (23,917)          (13,935)

  Other                                      (1,977)              808            (4,403)             (730)
                                           --------          --------          --------          --------

  Balance at end of period                 $  8,816          $ 16,983          $  8,816          $ 16,983

Deferred Services and Maintenance            29,441            33,621            29,441            33,621
                                           --------          --------          --------          --------

  Total deferred revenue                   $ 38,257          $ 50,604          $ 38,257          $ 50,604
                                           ========          ========          ========          ========


Indus International, Inc. 3301 Windy Ridge Parkway Atlanta Georgia 30339
Tel: 770.952.8444  Fax: 770.955.2977



                                     -end-